LETTER AGREEMENT

Russell Investment Management, LLC

1301 Second Avenue, 18th Floor

Seattle, WA 98101

Re: Advisory Agreement

This Letter Agreement relates to the Advisory Agreement between Russell Investment Company (“RIC”) and Russell Investment Management, LLC (“RIM”) dated June 1, 2016, as amended (the “Agreement”). RIC advises you that it is creating two new funds to be named the Real Assets Fund and the Tax-Managed Real Assets Fund (the “New Funds”). RIC desires RIM to provide advisory services to the New Funds pursuant to the terms and conditions of the Agreement. Exhibit A of the Agreement is hereby amended to include the New Funds, with an annual advisory fee rate equal to the amount of average daily net assets as set forth below and payable as set forth in Section 4 of the Agreement.

Fund	Asset Level	Fee
Real Assets Fund	First $1 billion	0.75%
	Next $2 billion	0.71%
	Next $3 billion	0.68%
	In excess of $6 billion	0.66%
Tax-Managed Real Assets Fund	First $1 billion	0.85%
	Next $2 billion	0.81%
	Next $3 billion	0.78%
	In excess of $6 billion	0.76%

Please indicate your acceptance of the amendment to the Agreement by executing this Letter Agreement and returning it to the undersigned.

Sincerely,

RUSSELL INVESTMENT COMPANY

By:
Mark E. Swanson
Treasurer, Chief Accounting Officer and Chief Financial Officer

Accepted this day of , 20 .

RUSSELL INVESTMENT MANAGEMENT, LLC

By: